Execution Version
€600,000,000
AGCO INTERNATIONAL HOLDINGS B.V.

0.800% Senior Notes due 2028

guaranteed by
AGCO CORPORATION
Purchase Agreement
September 29, 2021
BNP Paribas
J.P. Morgan AG
Coöperatieve Rabobank U.A.

c/o BNP Paribas
16, Boulevard des Italiens
75009 Paris
France
c/o J.P. Morgan AG
Taunustor 1 (TaunusTurm)
60310 Frankfurt am Main
Germany
c/o Coöperatieve Rabobank U.A.
Croeselaan 18
3521 CB Utrecht
The Netherlands

As Representatives of the several Initial Purchasers listed in Schedule 1 hereto
Ladies and Gentlemen:
AGCO International Holdings B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of the Netherlands, with corporate seat in Grubbenvorst and registered with the Dutch Chamber of Commerce (Kamer van Koophandel) under number 12067080 (the “Company”), proposes to issue and sell to the several initial purchasers listed in Schedule 1 hereto (the “Initial Purchasers”), for whom BNP Paribas, J.P. Morgan AG and Coöperatieve Rabobank U.A. are acting as representatives (each, a “Representative,” and collectively, the “Representatives”), €600,000,000 principal amount of its 0.800% Senior Notes due 2028 (the “Notes”). The Notes will be issued pursuant to an indenture to be dated as of October 6, 2021 (the “Indenture”) among the Company, AGCO Corporation, a Delaware corporation, as guarantor (the “Guarantor”) and HSBC Corporate Trust Company, as trustee, paying agent, transfer agent, authenticating agent and registrar (the “Trustee”) and will be unconditionally guaranteed on an unsecured senior basis by the Guarantor (the “Guarantee”, and together with the Notes, the “Securities”).

The Securities will be sold to the Initial Purchasers without being registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon an exemption therefrom. The Company and the Guarantor have prepared a preliminary offering memorandum dated September 27, 2021 (the “Preliminary Offering Memorandum”) and will prepare an offering memorandum dated the date hereof (the “Offering Memorandum”) setting forth information concerning the Company, the Guarantor and the Securities. Copies of the Preliminary Offering Memorandum have been, and copies of the Offering Memorandum will be, delivered by the Company to the Initial Purchasers pursuant to the terms of this purchase agreement (the “Agreement”). The Company and the Guarantor hereby confirm that they have authorized the use of the Preliminary Offering Memorandum, the other Time of Sale Information (as defined below) and the Offering Memorandum in connection with the offering and resale of the Securities by the Initial Purchasers in the manner contemplated by this Agreement. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Preliminary Offering Memorandum. References herein to the Preliminary Offering Memorandum, the Time of Sale Information and the Offering Memorandum shall be deemed to refer to and include any document incorporated by reference therein.
    At or prior to the Time of Sale (as defined below), the following information shall have been prepared (collectively, the “Time of Sale Information”): the Preliminary Offering Memorandum, as supplemented and amended by the written communications listed on Annex A hereto. “Time of Sale” means 5:00 P.M., London time, on September 29, 2021.
    The Securities will be issued in the form of a permanent global note (the “Global Note”) registered in the name of a nominee of a common safekeeper (“CSK”) located outside the United States for Clearstream Banking, société anonyme (“Clearstream”), or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”). The Global Note will be issued under the New Safekeeping Structure (“NSS”) and is intended to be held in a manner that would allow eligibility as collateral for Eurosystem intra-day credit and monetary policy operations. In connection with the issuance of the Securities, the Company has entered into an international central securities depositaries agreement (the “ICSD Agreement”), dated October 6, 2021, among the Company, Euroclear and Clearstream.
The Company and the Guarantor hereby confirm their agreement with the several Initial Purchasers concerning the purchase and resale of the Securities, as follows:
1.Purchase and Resale of the Securities. Subject to the conditions set forth herein, the Company agrees to issue and sell the Notes, and the Guarantor agrees to issue and sell the Guarantee, to the several Initial Purchasers as provided in this Agreement, and each Initial Purchaser, on the basis of the representations, warranties and agreements set forth herein and subject to the conditions set forth herein, agrees, severally and not jointly, to purchase from the Company the respective principal amount of Securities set forth opposite such Initial Purchaser’s name in Schedule 1 hereto at a price equal to 99.593% of the principal amount thereof plus accrued interest, if any, from October 6, 2021 to the Closing Date. The Company will not be obligated to deliver any of the Securities except upon payment for all the Securities to be purchased as provided herein.
(b)The Company and the Guarantor understand that the Initial Purchasers intend to offer the Securities for resale on the terms set forth in the Time of Sale

Information. Each Initial Purchaser, severally and not jointly, represents, warrants and agrees that:
(i)it is an accredited investor within the meaning of Rule 501(a) of Regulation D under the Securities Act (“Regulation D”);
(ii)it has not solicited offers for, or offered or sold, and will not solicit offers for, or offer or sell, the Securities by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act; and
(iii)it has not solicited offers for, or offered or sold, and will not solicit offers for, or offer or sell, the Securities as part of their initial offering except in accordance with the restrictions set forth in Annex C hereto.
(c)Each Initial Purchaser acknowledges and agrees that the Company and the Guarantor, and, for purposes of the opinions to be delivered to the Initial Purchasers pursuant to Sections 6(f) through 6(h), counsel for the Company, counsel for the Guarantor and counsel for the Initial Purchasers, respectively, may rely upon the accuracy of the representations and warranties of the Initial Purchasers, and compliance by the Initial Purchasers with their agreements, contained in paragraph (b) above (including Annex C hereto), and each Initial Purchaser hereby consents to such reliance.
(d)The Company and the Guarantor acknowledge and agree that the Initial Purchasers may offer and sell Securities to or through any affiliate of an Initial Purchaser and that any such affiliate may offer and sell Securities purchased by it to or through any Initial Purchaser.
(e)The Company and the Guarantor acknowledge and agree that the Initial Purchasers are acting solely in the capacity of an arm’s length contractual counterparty to the Company and the Guarantor with respect to the offering of Securities contemplated hereby (including in connection with determining the terms of the offering) and not as financial advisors or fiduciaries to, or agents of, the Company, the Guarantor or any other person. Additionally, neither the Representatives nor any other Initial Purchaser is advising the Company, the Guarantor or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction in connection with the offer and sale of the Securities. The Company and the Guarantor shall each consult with its own advisors concerning such matters and shall be responsible for making their own independent investigation and appraisal of the transactions contemplated hereby, and neither the Representatives nor any other Initial Purchaser shall have any responsibility or liability to the Company or the Guarantor with respect thereto. Any review by the Representatives or any Initial Purchaser of the Company, the Guarantor and the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Representatives or such Initial Purchaser, as the case may be, and shall not be on behalf of the Company, the Guarantor or any other person.
2.Payment and Delivery. Payment for and delivery of the Securities will be made through the offices of Davis Polk & Wardwell LLP in New York, New York at 9:30 a.m., London time, on October 6, 2021, or at such other time or place on the same or such other date, not later than the fifth business day thereafter, as the Representatives and the Company may agree upon in writing. The time and date of such payment and delivery is referred to herein as the “Closing Date”.
(b)The Company will deliver the Securities in the form of a Global Note registered in the name of a nominee of a CSK located outside the United States for Clearstream and Euroclear against payment of the purchase price for the Securities provided in Section 1(a) hereof, with any transfer taxes payable in accordance with the sale of the Securities duly paid by the Company. Payment for the Securities shall be made by the Initial Purchasers in immediately available funds by wire transfer to the Common Service Provider (the “Common Service Provider,” as appointed by Euroclear/Clearstream) for the account of the Company against delivery to the Common Service Provider for the respective accounts of the several Initial Purchasers of the Global Note representing all of the Securities. The Global Note will be made available for inspection by the Representatives not later than 1:00 P.M., London time, on the business day prior to the Closing Date.
3.Representations and Warranties of the Company and the Guarantor. The Company and the Guarantor, jointly and severally, represent and warrant to each Initial Purchaser that:
(a)Preliminary Offering Memorandum, Time of Sale Information and Offering Memorandum. The Preliminary Offering Memorandum, as of its date, did not, the Time of Sale Information, at the Time of Sale, did not, and at the Closing Date, will not, and the Offering Memorandum, in the form first used by the Initial Purchasers to confirm sales of the Securities and as of the Closing Date, will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that neither the Company nor the Guarantor make any representation or warranty with respect to any statements or omissions made in reliance upon and in conformity with information relating to any Initial Purchaser furnished to the Company and the Guarantor in writing by such Initial Purchaser through the Representatives expressly for use in the Preliminary Offering Memorandum, the Time of Sale Information or the Offering Memorandum, it being understood and agreed that the only such information furnished to the Company and the Guarantor consists of the information described as such in Section 7(b) hereof.
(b)Additional Written Communications. Neither the Company nor the Guarantor (including their respective agents and representatives, other than the Initial

Purchasers in their capacity as such) has prepared, made, used, authorized, approved or referred to and will not prepare, make, use, authorize, approve or refer to any written communication that constitutes an offer to sell or solicitation of an offer to buy the Securities (each such communication by the Company and the Guarantor or their agents and representatives (other than a communication referred to in clauses (i), (ii) and (iii) below) an “Issuer Written Communication”) other than the Preliminary Offering Memorandum, the Offering Memorandum, the documents listed on Annex A hereto, including a term sheet substantially in the form of Annex B hereto, which constitute part of the Time of Sale Information, (iv) the investor presentation used on September 27, 2021 and September 28, 2021 and (v) any electronic road show or other written communications, in each case used in accordance with Section 4(c). Each such Issuer Written Communication, when taken together with the Time of Sale Information, did not, and at the Closing Date will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that neither the Company nor the Guarantor make any representations and warranties with respect to any statements made in or omissions from each such Issuer Written Communication in reliance upon and in conformity with information relating to any Initial Purchaser furnished to the Company and the Guarantor in writing by such Initial Purchaser through the Representatives expressly for use therein, it being understood and agreed that the only such information furnished to the Company or the Guarantor consists of the information described as such in Section 7(b) hereof.
(c)Incorporated Documents. The documents incorporated by reference in each of the Time of Sale Information and the Offering Memorandum, when filed with the U.S. Securities and Exchange Commission (the “Commission”), conformed or will conform, as the case may be, in all material respects to the requirements of the Exchange Act and the rules and regulations of the Commission thereunder and did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
(d)Financial Statements. The financial statements and the related notes thereto included or incorporated by reference in each of the Time of Sale Information and the Offering Memorandum present fairly the financial position of the Guarantor and its subsidiaries as of the dates indicated and the results of their operations and the changes in their cash flows for the periods specified; and such financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”) applied on a consistent basis throughout the periods covered thereby.
(e)No Material Adverse Change. Since the date of the most recent financial statements of the Guarantor included or incorporated by reference in each of the Time of Sale Information and the Offering Memorandum there has not been any change in the capital stock or long-term debt of the Guarantor or any of its subsidiaries, or any dividend or distribution of any kind declared, set aside for payment, paid or made by the Guarantor on any class of capital stock, or any material adverse change, or any development involving a prospective material adverse change, in or affecting the business, properties, management, financial position, results of operations or prospects of the Guarantor and its subsidiaries taken as a whole; neither the Guarantor nor any of its subsidiaries has entered into any transaction or agreement that is material to the Company and its subsidiaries taken as a whole or incurred any liability or obligation, direct or contingent, that is material to the Guarantor and its subsidiaries taken as a whole; and neither the Guarantor nor any of its subsidiaries has sustained any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor disturbance or dispute or any action, order or decree of any court or arbitrator or governmental or regulatory authority, except, in the case of each of clause (i), (ii) and (iii), as otherwise disclosed in the Time of Sale Information and the Offering Memorandum and, except in the case of clause (i) for customary issuances of capital stock upon exercise of compensatory equity awards, routine payments on long-term debt, and routine dividends on capital stock.
(f)Organization and Good Standing. The Guarantor and each of its subsidiaries, including the Company, have been duly organized and are validly existing and, if applicable, in good standing under the laws of their respective jurisdictions of organization, are duly qualified to do business, if applicable, and are in good standing in each jurisdiction in which their respective ownership or lease of property or the conduct of their respective businesses requires such qualification, and have all power and authority necessary to own or hold their respective properties and to conduct the businesses in which they are engaged, except where the failure to be so qualified, if applicable, in good standing or have such power or authority would not, individually or in the aggregate, have a material adverse effect on the business, properties, management, financial position or results of operations of the Guarantor and its subsidiaries taken as a whole or on the performance by the Company and the Guarantor of their respective obligations under this Agreement and the Securities (a “Material Adverse Effect”).
(g)Capitalization. The Guarantor has an authorized capitalization as set forth in each of the Time of Sale Information and the Offering Memorandum under the heading “Capitalization”; and all the outstanding equity interests of the Company are directly or indirectly owned by the Guarantor and have been duly authorized and validly issued and are fully paid and non-assessable.
(h)Due Authorization. The Company and the Guarantor have the full right, power and authority to execute and, with respect to the Guarantor, deliver this Agreement, the Indenture, the Securities, and the ICSD Agreement, as the case may be (collectively, the “Transaction Documents”) and to perform their respective obligations hereunder and thereunder; and all action required to be taken for the due and proper authorization, execution and, with respect to the Guarantor, delivery of each of the Transaction Documents and the consummation of the transactions contemplated thereby has been duly and validly taken.

(i)The Indenture. The Indenture has been duly authorized by the Company and the Guarantor, and, when duly executed and delivered in accordance with its terms by each of the other parties thereto, will constitute a valid and legally binding agreement of the Company and the Guarantor, enforceable against the Company and the Guarantor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability (collectively, the “Enforceability Exceptions”).
(j)The Securities. The Securities have been duly authorized by the Company and the Guarantor, and, when duly executed, authenticated, issued and, with respect to the Guarantor, delivered as provided in the Indenture, duly effectuated by the relevant CSK and paid for as provided herein, will be duly and validly issued and outstanding and will constitute valid and legally binding obligations of the Company and the Guarantor, enforceable against the Company and the Guarantor in accordance with their terms, subject to the Enforceability Exceptions, and will be entitled to the benefits of the Indenture.
(k)Purchase Agreement. This Agreement has been duly authorized and executed by the Company and the Guarantor and has been delivered by the Guarantor.
(l)The ICSD Agreement. The ICSD Agreement has been duly authorized, executed and, with respect to the Guarantor, delivered by the Company and the Guarantor and is the valid and legally binding obligation of the Company and the Guarantor, enforceable against the Company and the Guarantor in accordance with its terms, subject to the Enforceability Exceptions.
(m)No Violation or Default. (i) Neither the Company nor the Guarantor is in violation of its charter or by-laws or similar organizational documents; (ii) none of the Guarantor’s other subsidiaries is in violation of its charter or by-laws or similar organizational documents, (iii) neither the Company, the Guarantor, nor any of the Guarantor’s other subsidiaries is in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company, the Guarantor or any of the Guarantor’s other subsidiaries is a party or by which the Company, the Guarantor or any of the Guarantor’s other subsidiaries is bound or to which any of the property or assets of the Guarantor or any of its subsidiaries is subject; or (iv) neither the Company, the Guarantor, nor any of the Guarantor’s other subsidiaries in violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of clauses (iii) and (iv) above, for any such violation or default that would not, individually or in the aggregate, have a Material Adverse Effect.

(n)No Conflicts. The execution and performance by the Company and the Guarantor, and the delivery by the Guarantor, of each of the Transaction Documents to which it is a party, the issuance and sale of the Securities and compliance by the Company and the Guarantor with the terms thereof and the consummation of the transactions contemplated by the Transaction Documents will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Guarantor or any of its subsidiaries pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company, the Guarantor or any of the Guarantor’s other subsidiaries is a party or by which the Company, the Guarantor or any of the Guarantor’s other subsidiaries is bound or to which any of the property or assets of the Company, the Guarantor or any of the Guarantor’s other subsidiaries is subject, result in any violation of the provisions of the charter or by-laws or similar organizational documents of the Company or the Guarantor, (iii) result in any violation of the provisions of the charter or by-laws or similar organizational documents of any of the Guarantor’s other subsidiaries, or (iv) result in the violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of clauses (i), (iii) and (iv) above, for any such conflict, breach, violation or default that would not, individually or in the aggregate, have a Material Adverse Effect.
(o)No Consents Required. No consent, approval, authorization, order, registration or qualification of or with any court or arbitrator or governmental or regulatory authority is required for the execution and performance by the Company and the Guarantor and the delivery by the Guarantor of each of the Transaction Documents to which it is a party, the issuance and sale of the Securities and compliance by the Company and the Guarantor with the terms thereof and the consummation of the transactions contemplated by the Transaction Documents, except for such consents, approvals, authorizations, orders and registrations or qualifications as may be required under applicable state securities laws in connection with the purchase and resale of the Securities by the Initial Purchasers.
(p)Independent Accountants. KPMG LLP, who have certified certain financial statements of the Guarantor and its subsidiaries, are independent public accountants with respect to the Guarantor and its subsidiaries within the applicable rules and regulations adopted by the Commission and the Public Company Accounting Oversight Board (United States) and as required by the Securities Act.
(q)Investment Company Act. Neither the Company, the Guarantor nor any of the Guarantor’s other subsidiaries is, and, after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in each of the Time of Sale Information and the Offering Memorandum, none of them will be, an “investment company” or an entity “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Investment Company Act”).

(r)Compliance With Environmental Laws. The Company, the Guarantor and each of the Guarantor’s other subsidiaries, (x) are, and at all prior times were, in compliance with any and all applicable federal, state, local and foreign laws, rules, regulations, requirements, decisions and orders relating to the protection of human health or safety, the environment, natural resources, hazardous or toxic substances or wastes, pollutants or contaminants (collectively, “Environmental Laws”), (y) have received and are in compliance with all permits, licenses, certificates or other authorizations or approvals required of them under applicable Environmental Laws to conduct their respective businesses, and (z) have not received notice of any actual or potential liability under or relating to any Environmental Laws, including for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, and have no knowledge of any event or condition that would reasonably be expected to result in any such notice, and there are no costs or liabilities associated with Environmental Laws of or relating to the Guarantor or its subsidiaries except, in the case of each of (i) and (ii) above, for any such failure to comply, or failure to receive required permits, licenses or approvals, or cost or liability, as would not, individually or in the aggregate, have a Material Adverse Effect.
(s)Taxes. The Company, the Guarantor and each of the Guarantor’s other subsidiaries have paid all material federal, state, local and non-U.S. taxes that are due and payable through the date hereof and filed all material tax returns required to be paid or filed through the date hereof or have requested extensions thereof; and except as otherwise disclosed in each of the Time of Sale Information and the Offering Memorandum, there is no material tax deficiency that has been, or could reasonably be expected to be, asserted against the Guarantor or any of its subsidiaries or any of their respective properties or assets (except for any such deficiency that is being contested in good faith) and for which appropriate reserves required by U.S. GAAP have been created in the financial statements of the Guarantor).
(t)Compliance with ERISA. Except as would not reasonably be expected to have a Material Adverse Effect, each employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), for which the Company, the Guarantor or any member of their respective “Controlled Groups” (defined as any organization which is a member of a controlled group of corporations within the meaning of Section 414 of the Internal Revenue Code of 1986, as amended (the “Code”)) would have any liability other than a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (each, a “Plan”) has been maintained in compliance with its terms and the requirements of any applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code; no prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Plan excluding transactions effected pursuant to a statutory or administrative exemption; (iii) for each Plan that is subject to the funding rules of Section 412 of the Code or Section 302 of ERISA, no accumulated funding deficiency, whether or not waived, has occurred or is reasonably expected to occur; no such Plan is, or is reasonably expected to be, in “at risk” status within the meaning of Section

430(i)(4)(A) of the Code; no “reportable event” (within the meaning of Section 4043(c) of ERISA for which the thirty day notice has not been waived) has occurred within the past three years or is reasonably expected to occur; and all contributions required to be made with respect to any such Plan have been timely made; and (iv) neither the Company nor any member of the Controlled Group has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA (other than contributions or Pension Benefit Guaranty Corporation premiums, payable in the ordinary course) in respect of a Plan (or a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA).
(u)Disclosure Controls. The Guarantor and its subsidiaries maintain a system of “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) that is designed to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to the Guarantor’s management as appropriate to allow timely decisions regarding required disclosure. The Guarantor and its subsidiaries have carried out evaluations of the effectiveness of their disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act.
(v)Accounting Controls. The Guarantor and its subsidiaries maintain systems of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that comply with the requirements of the Exchange Act and have been designed by, or under the supervision of, their respective principal executive and principal financial officers, or persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP. The Guarantor and its subsidiaries maintain internal accounting controls sufficient to provide reasonable assurance that transactions are executed in accordance with management’s general or specific authorizations; transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain asset accountability; access to assets is permitted only in accordance with management’s general or specific authorization; and the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as disclosed in each of the Time of Sale Information and the Offering Memorandum, there are no material weaknesses in the Guarantor’s internal controls.
(w)No Unlawful Payments. None of the Company, the Guarantor and any of the Guarantor’s other subsidiaries, nor any director, officer or employee of the Company, the Guarantor or the Guarantor’s other subsidiaries, nor, to the knowledge of the Company, the Guarantor and each of the Guarantor’s other subsidiaries, any agent, affiliate or other person associated with or acting on behalf of the Company, the Guarantor or any of the Guarantor’s other subsidiaries has used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; made an offer, promise or authorization of any direct or indirect unlawful payment or benefit to any foreign or domestic government official or employee, including of any government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office; violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or committed an offence under the Bribery Act 2010 of the United Kingdom, or any other applicable anti-bribery or anti-corruption law; or made, offered, agreed or requested any unlawful bribe or other unlawful benefit, including, without limitation, any rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit. The Guarantor and its subsidiaries have instituted, maintain and enforce, and will continue to maintain and enforce, policies and procedures designed to promote and ensure compliance with all applicable anti-bribery and anti-corruption laws.
(x)Compliance with Anti-Money Laundering Laws. The operations of the Company, the Guarantor and the Guarantor’s other subsidiaries are and have been conducted at all times in all material respects in compliance with applicable financial recordkeeping and reporting requirements, including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable money laundering statutes of all jurisdictions where the Company, the Guarantor or any of the Guarantor’s other subsidiaries conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company, the Guarantor or any of the Guarantor’s other subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company or the Guarantor, threatened.
(y)No Conflicts with Sanctions Laws. Neither the Company, the Guarantor nor any of the Guarantor’s other subsidiaries, directors, officers or employees, nor, to the knowledge of the Company or the Guarantor, any agent, affiliate or other person acting on behalf of the Company, the Guarantor or any of the Guarantor’s other subsidiaries is currently the subject or the target of any sanctions administered or enforced by the U.S. government, (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council (“UNSC”), the European Union, Her Majesty’s Treasury (“HMT”), or other relevant sanctions authority (collectively, “Sanctions”), nor is the Company, the Guarantor or any of the Guarantor’s other subsidiaries located, organized or resident in a country or territory that is the subject or target of Sanctions, including, without limitation, Cuba, Iran, North Korea, Syria and Crimea (each, a “Sanctioned Country”). Neither the Company nor the Guarantor will, directly or indirectly, use the proceeds of the offering of the Securities hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity (i) to fund any activities of or business with any person that, at the time of such funding, is the subject or target of Sanctions, (ii) to fund any activities of or business in any Sanctioned Country or (iii) in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as underwriter, initial purchaser, advisor, investor or otherwise) of Sanctions. For the past five years, the Company, the Guarantor and the Guarantor’s other subsidiaries have not knowingly engaged in, are not now knowingly engaged in any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country, in any case, in violation of applicable Sanctions. It is acknowledged and agreed that the representations and undertakings in this Section 3(y) will not apply if and to the extent that they are or would be unenforceable by reason of breach of any provision of (i) Council Regulation (EC) No 2271/1996 of 22 November 1996 (or any law or regulation implementing such Regulation in any member state of the European Union), or (ii) to the extent applicable, any similar anti-boycott law in the United Kingdom. The representation and undertakings in this Section 3(y) are only sought by and given to any Initial Purchaser incorporated in or organized under the laws of the Federal Republic of Germany to the extent that to do so would not result in a violation of or a conflict with the German Foreign Trade Regulation (Außenwirtschaftsverordnung – AWV).
(z)Senior Indebtedness. The Securities constitute “senior indebtedness” as such term is defined in any indenture or agreement governing any outstanding subordinated indebtedness of the Company or the Guarantor.
(aa)No Restrictions on Dividends. No subsidiary of the Company or the Guarantor is currently prohibited, directly or indirectly, under any agreement or other instrument to which it is a party or is subject, from paying any dividends to the Company or the Guarantor, from making any other distribution on such subsidiary’s capital stock, from repaying to the Company or the Guarantor any loans or advances to such subsidiary from the Company or the Guarantor or from transferring any of such subsidiary’s properties or assets to the Company or the Guarantor or any other subsidiary of the Company or the Guarantor.
(ab)No Broker’s Fees. None of the Company, the Guarantor and any of the Guarantor’s other subsidiaries is a party to any contract, agreement or understanding with any person (other than this Agreement) that would give rise to a valid claim against any of them or any Initial Purchaser for a brokerage commission, finder’s fee or like payment in connection with the offering and sale of the Securities.
(ac)No Integration. None of the Company, the Guarantor and any of their respective affiliates (as defined in Rule 501(b) of Regulation D) has, directly or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act), that is or will be integrated with the sale of the Securities in a manner that would require registration of the Securities under the Securities Act.

(ad)No Directed Selling Efforts. None of the Company, the Guarantor and any of their respective affiliates or any other person acting on its or their behalf (other than the Initial Purchasers, as to which no representation is made) has (i) solicited offers for, or offered or sold, the Securities by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act or (ii) engaged in any directed selling efforts within the meaning of Regulation S under the Securities Act (“Regulation S”), and all such persons have complied with the offering restrictions requirement of Regulation S.
(ae)Securities Law Exemptions. Assuming the accuracy of the representations and warranties of the Initial Purchasers contained in Section 1(b) (including Annex C hereto) and their compliance with their agreements set forth therein, it is not necessary, in connection with the issuance and sale of the Securities to the Initial Purchasers and the offer, resale and delivery of the Securities by the Initial Purchasers in the manner contemplated by this Agreement, the Time of Sale Information and the Offering Memorandum, to register the Securities under the Securities Act or to qualify the Indenture under the Trust Indenture Act.
(af)No Stabilization. Neither the Company nor the Guarantor has taken, directly or indirectly, any action designed to or that could reasonably be expected to cause or result in any stabilization or manipulation of the price of the Securities.
(ag)Margin Rules. Neither the issuance, sale and delivery of the Securities nor the application of the proceeds thereof by the Company as described in each of the Time of Sale Information and the Offering Memorandum will violate Regulation T, U or X of the Board of Governors of the Federal Reserve System or any other regulation of such Board of Governors.
(ah)Sarbanes-Oxley Act. There is and has been no failure on the part of the Guarantor or any of the Guarantor’s directors or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith (the “Sarbanes-Oxley Act”), including Section 402 related to loans and Sections 302 and 906 related to certifications.
(ai)Legal Proceedings. Except as disclosed by the Guarantor in its filings with the Commission or as described in each of the Time of Sale Information and the Offering Memorandum, there are no legal, governmental or regulatory investigations, actions, suits or proceedings pending to which the Guarantor or any of its subsidiaries is or may be a party or to which any property of the Guarantor or any of its subsidiaries is or may be the subject that, individually or in the aggregate, if determined adversely to the Guarantor or any of its subsidiaries, could reasonably be expected to have a Material Adverse Effect; and no such investigations, actions, suits or proceedings are threatened or, to the best knowledge of the Guarantor, contemplated by any governmental or regulatory authority or by others.

(aj)No Withholding Tax. All payments to be made by the Company or the Guarantor on or by virtue of the execution delivery, performance or enforcement of this Agreement, under the current laws and regulations of the United States of America or the Netherlands, any political subdivision thereof or any applicable taxing jurisdiction (each, a “Taxing Jurisdiction”), will not be subject to withholding, duties, levies, deductions, charges or other taxes under the current laws and regulations of the Taxing Jurisdiction and are otherwise payable free and clear of any other withholding, duty, levy, deduction, charge or other tax in the Taxing Jurisdiction and without the necessity of obtaining any governmental authorization in the Taxing Jurisdiction.
(ak)No Stamp Tax. No stamp, issuance, transfer or other similar taxes or duties (“Stamp Taxes”) are payable by or on behalf of the Initial Purchasers in any jurisdiction on (i) the creation, issue or delivery by the Company and the Guarantor of the Securities, (ii) the purchase by the Initial Purchasers of the Securities in the manner contemplated by this Agreement, (iii) the resale and delivery by the Initial Purchasers of the Securities contemplated by this Agreement or (iv) the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.
(al)Cybersecurity. (i)(x) Except as disclosed in each of the Time of Sale Information and the Offering Memorandum, there has been no material security breach or other material compromise of or relating to any of the Company’s, the Guarantor’s or the Guarantor’s other subsidiaries’ information technology and computer systems, networks, hardware, software, data (including the data of their respective customers, employees, suppliers, vendors and any third party data maintained by or on behalf of them), equipment or technology (collectively, “IT Systems and Data”) and (y) the Company, the Guarantor and the Guarantor’s other subsidiaries have not been notified of, and have no knowledge of any event or condition that would reasonably be expected to result in, any material security breach or other compromise to their IT Systems and Data; and (ii) the Company, the Guarantor and the Guarantor’s other subsidiaries are presently in compliance with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to the privacy and security of IT Systems and Data and to the protection of such IT Systems and Data from unauthorized use, access, misappropriation or modification, except as would not, in the case of this clause (ii), individually or in the aggregate, have a Material Adverse Effect; and (iii) the Company, the Guarantor and the Guarantor’s other subsidiaries have implemented backup and disaster recovery technology consistent with industry standards and practices.
(am)No Requirement to Qualify to do Business. It is not necessary under the laws of the Netherlands that any holder of the Securities, or the Initial Purchasers should be licensed, qualified or entitled to carry on business in the Netherlands, (i) to enable any of them to enforce their respective rights under the Transaction Documents or the consummation of the transactions contemplated hereby or thereby or any other document to be delivered in connection herewith or therewith or (ii) solely by reason of the execution, delivery or performance of any such document.
(an)No Domicile in the Netherlands. None of the holders of the Securities, the Initial Purchasers or the Trustee will be deemed resident, domiciled, carrying on business or subject to taxation in the Netherlands on an overall income basis solely by the execution, delivery, performance or enforcement of the Transaction Documents or the issuance or sale of the Securities or by virtue of the ownership or transfer of Securities or the receipt of payments on any of the Transaction Documents.
4.Further Agreements of the Company and the Guarantor. The Company and the Guarantor, jointly and severally, hereby covenant and agree with each Initial Purchaser that:
(a)Delivery of Copies. The Company will deliver, without charge, to the Initial Purchasers as many copies of the Preliminary Offering Memorandum, any other Time of Sale Information, any Issuer Written Communication and the Offering Memorandum (including all amendments and supplements thereto) as the Representatives may reasonably request.
(b)Offering Memorandum, Amendments or Supplements. Before finalizing the Offering Memorandum or making or distributing any amendment or supplement to any of the Time of Sale Information or the Offering Memorandum or filing with the Commission any document that will be incorporated by reference therein, the Company will furnish to the Representatives and counsel for the Initial Purchasers a copy of the proposed Offering Memorandum or such amendment or supplement or document to be incorporated by reference therein for review, and will not distribute any such proposed Offering Memorandum, amendment or supplement or file any such document with the Commission to which the Representatives reasonably object.
(c)Additional Written Communications. Before making, preparing, using, authorizing, approving or referring to any Issuer Written Communication, the Company and the Guarantor will furnish to the Representatives and counsel for the Initial Purchasers a copy of such written communication for review and will not make, prepare, use, authorize, approve or refer to any such written communication to which the Representatives reasonably object.
(d)Notice to the Representatives. The Company and the Guarantor will advise the Representatives promptly, and confirm such advice in writing, of the issuance by any governmental or regulatory authority of any order preventing or suspending the use of any of the Time of Sale Information, any Issuer Written Communication or the Offering Memorandum or the initiation or threatening of any proceeding for that purpose; of the occurrence of any event at any time prior to the completion of the initial offering of the Securities as a result of which any of the Time of Sale Information, any Issuer Written Communication or the Offering Memorandum as then amended or supplemented would include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing when such Time of Sale Information, Issuer Written Communication or the Offering Memorandum is delivered to a purchaser, not misleading; and of the receipt by the Company or the Guarantor of any notice with respect to any suspension of the qualification of the Securities for offer and sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and the Company and the Guarantor will use their respective reasonable best efforts to prevent the issuance of any such order preventing or suspending the use of any of the Time of Sale Information, any Issuer Written Communication or the Offering Memorandum or suspending any such qualification of the Securities and, if any such order is issued, will obtain as soon as possible the withdrawal thereof.
(e)Time of Sale Information. If at any time prior to the Closing Date any event shall occur or condition shall exist as a result of which any of the Time of Sale Information as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading or it is necessary to amend or supplement any of the Time of Sale Information to comply with law, the Company and the Guarantor will immediately notify the Initial Purchasers thereof and forthwith prepare and, subject to paragraph (b) above, furnish to the Initial Purchasers such amendments or supplements to any of the Time of Sale Information (or any document to be filed with the Commission and incorporated by reference therein) as may be necessary so that the statements in any of the Time of Sale Information as so amended or supplemented will not, in light of the circumstances under which they were made, be misleading or so that any of the Time of Sale Information will comply with law.
(f)Ongoing Compliance of the Offering Memorandum. If at any time prior to the completion of the initial offering of the Securities any event shall occur or condition shall exist as a result of which the Offering Memorandum as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances existing when the Offering Memorandum is delivered to a purchaser, not misleading or it is necessary to amend or supplement the Offering Memorandum to comply with law, the Company and the Guarantor will immediately notify the Initial Purchasers thereof and forthwith prepare and, subject to paragraph (b) above, furnish to the Initial Purchasers such amendments or supplements to the Offering Memorandum (or any document to be filed with the Commission and incorporated by reference therein) as may be necessary so that the statements in the Offering Memorandum as so amended or supplemented (including such document to be incorporated by reference therein) will not, in the light of the circumstances existing when the Offering Memorandum is delivered to a purchaser, be misleading or so that the Offering Memorandum will comply with law.
(g)Blue Sky Compliance. The Company and the Guarantor will qualify the Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions as the Representatives shall reasonably request and will continue such qualifications in effect so long as required for the offering and resale of the Securities; provided that neither the Company nor the Guarantor shall be required to qualify as a foreign corporation or other entity or as a dealer in securities in any such jurisdiction where it would not otherwise be required to so qualify, file any general consent to service of process in any such jurisdiction or subject itself to taxation in any such jurisdiction if it is not otherwise so subject.
(h)Clear Market. During the period from the date hereof through and including the Closing Date, neither the Company nor the Guarantor will, without the prior written consent of the Representatives, offer, sell, contract to sell or otherwise dispose of any debt securities issued or guaranteed by the Company or the Guarantor and having a tenor of more than one year.
(i)Use of Proceeds. The Company will apply the net proceeds from the sale of the Securities as described in each of the Time of Sale Information and the Offering Memorandum under the heading “Use of Proceeds”.
(j)Supplying Information. While the Securities remain outstanding and are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, the Company and the Guarantor will furnish to holders of the Securities and prospective purchasers of the Securities designated by such holders, upon the request of such holders or such prospective purchasers, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act, unless the Company or the Guarantor is then subject to Section 13 or 15(d) of the Exchange Act.
(k)Euroclear and Clearstream. The Company and the Guarantor will assist the Initial Purchasers in arranging for the Securities to be eligible for clearance and settlement through Euroclear and Clearstream and to maintain such eligibility so long as the Securities remain outstanding.
(l)No Resales by the Company and the Guarantor. Until the date that is 12 months after the Closing Date, neither the Company nor the Guarantor will, nor will they permit any of their respective affiliates (as defined in Rule 144 under the Securities Act) to, resell any of the Securities that have been acquired by any of them, except for Securities purchased by the Company or any of its affiliates and resold in a transaction registered under the Securities Act.
(m)No Integration. Neither the Company, the Guarantor nor any of their respective affiliates (as defined in Rule 501(b) of Regulation D) will, directly or through any agent, sell, offer for sale, solicit offers to buy or otherwise negotiate in respect of, any security (as defined in the Securities Act), that is or will be integrated with the sale of the Securities in a manner that would require registration of the Securities under the Securities Act.
(n)No General Solicitation or Directed Selling Efforts. Neither the Company, the Guarantor nor any of their respective affiliates or any other person acting on its or their behalf (other than the Initial Purchasers, as to which no covenant is given) will solicit offers for, or offer or sell, the Securities by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act or engage in any directed selling efforts within the meaning of Regulation S, and all such persons will comply with the offering restrictions requirement of Regulation S.
(o)No Stabilization. Neither the Company nor the Guarantor will take, directly or indirectly, any action designed to or that could reasonably be expected to cause or result in any stabilization or manipulation of the price of the Securities.
(p)Exchange Listing. The Company will cause the Securities to be admitted for trading on the Global Exchange Market of the Irish Stock Exchange (the “Exchange”) on the Closing Date.
(q)CSK Effectuation. The Company will cause the Securities to be properly effectuated by the CSK.
(r)Tax Gross-Up. The Company and the Guarantor agree with each of the Initial Purchasers to make all payments under this Agreement without withholding or deduction for or on account of any present or future taxes, duties or governmental charges whatsoever imposed by any Taxing Jurisdiction, unless the Company or the Guarantor, as the case may be, is compelled by law to deduct or withhold such taxes, duties or charges. In that event, the Company or the Guarantor, as the case may be, shall pay such additional amounts as may be necessary in order that the net amounts received after such withholding or deduction will equal the amounts that would have been received if no withholding or deduction has been made, except to the extent that such taxes, duties or charges (a) were imposed due to some connection of an Initial Purchaser with the Taxing Jurisdiction other than the mere entering into of this Agreement or receipt of payments hereunder or (b) would not have been imposed but for the failure of such Initial Purchaser to comply with any reasonable certification, identification or other reporting requirements concerning the nationality, residence, identity or connection with the Taxing Jurisdiction of the Initial Purchaser if such compliance is required or imposed by law as a precondition to an exemption from, or reduction in, such taxes, duties or other charges. The Company and the Guarantor, jointly and severally, further agree to indemnify and hold harmless the Initial Purchasers against any documentary, stamp, sales, transaction or similar issue tax, including any interest and penalties, on the creation, issue and sale of the Securities, and on the execution, delivery, performance and enforcement of this Agreement.
5.Certain Agreements of the Initial Purchasers. Each Initial Purchaser hereby represents and agrees that it has not and will not use, authorize use of, refer to, or participate in the planning for use of, any written communication that constitutes an offer to sell or the solicitation of an offer to buy the Securities other than the Preliminary Offering Memorandum and the Offering Memorandum, a written communication that contains no “issuer information” (as defined in Rule 433(h)(2) under the Securities Act) that was not included (including through incorporation by reference) in the Preliminary Offering Memorandum or the Offering Memorandum, any written communication listed on Annex A or prepared pursuant to Section 4(c) above (including any electronic road show), any written communication prepared by such Initial Purchaser and approved by the Company in advance in writing or any written communication relating to or that contains the terms of the Securities and/or other information that was included (including through incorporation by reference) in the Preliminary Offering Memorandum or the Offering Memorandum.
6.Conditions of Initial Purchasers’ Obligations. The obligation of each Initial Purchaser to purchase Securities on the Closing Date as provided herein is subject to the performance by the Company and the Guarantor of their respective covenants and other obligations hereunder and to the following additional conditions:
(a)Representations and Warranties. The representations and warranties of the Company and the Guarantor contained herein shall be true and correct on the date hereof and on and as of the Closing Date; and the statements of the Company and the Guarantor and their respective officers made in any certificates delivered pursuant to this Agreement shall be true and correct on and as of the Closing Date.
(b)No Downgrade. Subsequent to the earlier of (A) the Time of Sale and (B) the execution and delivery of this Agreement, no downgrading shall have occurred in the rating accorded the Securities or any other debt securities or preferred stock issued or guaranteed by the Company, the Guarantor or any of the Guarantor’s other subsidiaries by any “nationally recognized statistical rating organization”, as such term is defined in Section 3(a)(62) of the Exchange Act; and no such organization shall have publicly announced that it has under surveillance or review, or has changed its outlook with respect to, its rating of the Securities or of any other debt securities or preferred stock issued or guaranteed by the Company, the Guarantor or any of the Guarantor’s other subsidiaries (other than an announcement with positive implications of a possible upgrading).
(c)No Material Adverse Change. No event or condition of a type described in Section 3(e) hereof shall have occurred or shall exist, which event or condition is not described in each of the Time of Sale Information (excluding any amendment or supplement thereto) and the Offering Memorandum (excluding any amendment or supplement thereto), the effect of which in the judgment of the Representatives makes it impracticable or inadvisable to proceed with the offering, sale or delivery of the Securities on the terms and in the manner contemplated by this Agreement, the Time of Sale Information and the Offering Memorandum.
(d)Officers’ Certificate. The Representatives shall have received on and as of the Closing Date a certificate of an executive officer of the Company and an executive officer of the Guarantor who are satisfactory to the Representatives confirming that such officer has carefully reviewed the Time of Sale Information and the Offering Memorandum

and, to the best knowledge of such officer, the representations set forth in Sections 3(a) and 3(b) hereof are true and correct, confirming that the other representations and warranties of the Company and the Guarantor in this Agreement are true and correct and that the Company and the Guarantor have complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date and to the effect set forth in paragraphs (b) and (c) above, without personal liability for the officers providing such certificate.
(e)Comfort Letters. On the date of this Agreement and on the Closing Date, KPMG LLP shall have furnished to the Representatives, at the request of the Company and the Guarantor, letters, dated the respective dates of delivery thereof and addressed to the Initial Purchasers, in form and substance reasonably satisfactory to the Representatives, containing statements and information of the type customarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained or incorporated by reference in each of the Time of Sale Information and the Offering Memorandum; provided that the letter delivered on the Closing Date shall use a “cut-off” date no more than three business days prior to the Closing Date.
(f)Opinions and 10b-5 Statement of Counsel for the Company and the Guarantor. Troutman Pepper Hamilton Sanders LLP, outside U.S. counsel for the Company and the Guarantor, shall have furnished to the Representatives, at the request of the Company and the Guarantor, its written opinion and 10b-5 statement, dated the Closing Date and addressed to the Initial Purchasers, in form and substance reasonably satisfactory to the Representative, to the effect set forth in Annex D and E, respectively, hereto.
(g)Opinion of Counsel for the Company. De Brauw Blackstone Westbroek N.V., outside Dutch counsel for the Company, shall have furnished to the Representatives, at the request of the Company, its written opinion, dated the Closing Date and addressed to the Initial Purchasers, in form and substance reasonably satisfactory to the Representative, to the effect set forth in Annex F, hereto.
(h)Opinion and 10b-5 Statement of Counsel for the Initial Purchasers. The Representatives shall have received on and as of the Closing Date an opinion and 10b-5 statement of Davis Polk & Wardwell LLP, counsel for the Initial Purchasers, with respect to such matters as the Representatives may reasonably request, and such counsel shall have received such documents and information as they may reasonably request to enable them to pass upon such matters.
(i)No Legal Impediment to Issuance. No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any federal, state or foreign governmental or regulatory authority that would, as of the Closing Date, prevent the issuance or sale of the Securities; and no injunction or order of any federal, state or foreign court shall have been issued that would, as of the Closing Date, prevent the issuance or sale of the Securities.
(j)The ICSD Agreement. The Representatives shall have received an executed copy of the ICSD Agreement.
(k)Good Standing. The Representatives shall have received (A) on or before the date hereof satisfactory evidence of the good standing as of a recent date of the Guarantor and its U.S. significant subsidiaries, Massey Ferguson Corp. and The GSI Group, LLC, in their respective jurisdictions of organization, and a recent Trade Register extract provided by the Dutch Chamber of Commerce in relation to the Company, and (B) on or on the business day before the Closing Date, satisfactory evidence of the good standing of the Guarantor and its U.S. significant subsidiaries, Massey Ferguson Corp. and The GSI Group, LLC, in their respective jurisdictions of organization, in each case in writing or any standard form of telecommunication, from the appropriate governmental authorities of such jurisdictions, and a recent Trade Register extract provided by the Dutch Chamber of Commerce in relation to the Company. Massey Ferguson Corp. and The GSI Group, LLC are the only U.S. significant subsidiaries of the Guarantor.
(l)Euroclear and Clearstream. The Securities shall be eligible for clearance and settlement through Euroclear and Clearstream.
(m)Exchange Listing. The Representatives shall have received confirmation on or before the Closing Date that the Securities, subject only to the authentication, effectuation and delivery of the Securities, are to be listed on the Exchange and admitted to trading on the Exchange.
(n)CSK Effectuation. The Securities shall have been properly effectuated by the CSK.
(o)Additional Documents. On or prior to the Closing Date, the Company and the Guarantor shall have furnished to the Representatives such further certificates and documents as the Representatives may reasonably request.
All opinions, letters, certificates and evidence mentioned above or elsewhere in this Agreement shall be deemed to be in compliance with the provisions hereof only if they are in form and substance reasonably satisfactory to counsel for the Initial Purchasers.
7.Indemnification and Contribution.
(a)Indemnification of the Initial Purchasers. The Company and the Guarantor, jointly and severally, agree to indemnify and hold harmless each Initial Purchaser, its affiliates, agents, directors and officers and each person, if any, who controls such Initial Purchaser within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages and liabilities (including, without limitation, legal fees and other expenses incurred in connection with any suit, action or proceeding or any claim asserted, as such fees and expenses are incurred), joint or several, that arise out of, or are based upon, any untrue statement or alleged untrue statement of a material fact contained in the Preliminary Offering Memorandum, any of the other Time of Sale Information, any Issuer Written Communication or the Offering Memorandum (or any amendment or supplement thereto) or any omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case except insofar as such losses, claims, damages or liabilities arise out of, or are based upon, any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any information relating to any Initial Purchaser furnished to the Company in writing by such Initial Purchaser through the Representatives expressly for use therein.
(b)Indemnification of the Company and the Guarantor. Each Initial Purchaser agrees, severally and not jointly, to indemnify and hold harmless the Company, the Guarantor and each of their respective directors and officers and each person, if any, who controls the Company or the Guarantor within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the indemnity set forth in paragraph (a) above, but only with respect to any losses, claims, damages or liabilities that arise out of, or are based upon, any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any information relating to such Initial Purchaser furnished to the Company or the Guarantor in writing by such Initial Purchaser through the Representatives expressly for use in the Preliminary Offering Memorandum, any of the other Time of Sale Information, any Issuer Written Communication or the Offering Memorandum (or any amendment or supplement thereto), it being understood and agreed that the only such information consists of the following: the statement set forth under the heading “Plan of Distribution” the list of Initial Purchasers and the respective principal amount of Securities to be purchased by them and the eighth, ninth and tenth paragraphs related to short sales, stabilization transactions, syndicate covering transactions and penalty bids.
(c)Notice and Procedures. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against any person in respect of which indemnification may be sought pursuant to either paragraph (a) or (b) above, such person (the “Indemnified Person”) shall promptly notify the person against whom such indemnification may be sought (the “Indemnifying Person”) in writing; provided that the failure to notify the Indemnifying Person shall not relieve it from any liability that it may have under this Section 7 except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided, further, that the failure to notify the Indemnifying Person shall not relieve it from any liability that it may have to an Indemnified Person otherwise than under this Section 7. If any such proceeding shall be brought or asserted against an Indemnified Person and it shall have notified the Indemnifying Person thereof, the Indemnifying Person shall retain counsel reasonably satisfactory to the Indemnified

Person (who shall not, without the consent of the Indemnified Person, be counsel to the Indemnifying Person) to represent the Indemnified Person and any others entitled to indemnification pursuant to this Section 7 that the Indemnifying Person may designate in such proceeding and shall pay the fees and expenses of such proceeding and shall pay the fees and expenses of such counsel related to such proceeding, as incurred. In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless the Indemnifying Person and the Indemnified Person shall have mutually agreed to the contrary; the Indemnifying Person has failed within a reasonable time to retain counsel reasonably satisfactory to the Indemnified Person; the Indemnified Person shall have reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to the Indemnifying Person; or the named parties in any such proceeding (including any impleaded parties) include both the Indemnifying Person and the Indemnified Person and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood and agreed that the Indemnifying Person shall not, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all Indemnified Persons, and that all such fees and expenses shall be reimbursed as they are incurred. Any such separate firm for any Initial Purchaser, its affiliates, directors and officers and any control persons of such Initial Purchaser shall be designated in writing by the Representatives and any such separate firm for the Company, the Guarantor, their respective directors and officers and any control persons of the Company and the Guarantor shall be designated in writing by the Company. The Indemnifying Person shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Person agrees to indemnify each Indemnified Person from and against any loss or liability by reason of such settlement or judgment. No Indemnifying Person shall, without the written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnification could have been sought hereunder by such Indemnified Person, unless such settlement (x) includes an unconditional release of such Indemnified Person, in form and substance reasonably satisfactory to such Indemnified Person, from all liability on claims that are the subject matter of such proceeding and (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.
(d)Contribution. If the indemnification provided for in paragraphs (a) and (b) above is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each Indemnifying Person under such paragraph, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative benefits received by the Company and the Guarantor on the one hand and the Initial Purchasers on the other from the offering of the Securities or if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company and the Guarantor on the one hand and the Initial Purchasers on the other in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company and the Guarantor on the one hand and the Initial Purchasers on the other shall be deemed to be in the same respective proportions as the net proceeds (before deducting expenses) received by the Company and the Guarantor from the sale of the Securities and the total discounts and commissions received by the Initial Purchasers in connection therewith, as provided in this Agreement, bear to the aggregate offering price of the Securities. The relative fault of the Company and the Guarantor on the one hand and the Initial Purchasers on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company and the Guarantor or by the Initial Purchasers and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.
(e)Limitation on Liability. The Company, the Guarantor and the Initial Purchasers agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation (even if the Initial Purchasers were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in paragraph (d) above. The amount paid or payable by an Indemnified Person as a result of the losses, claims, damages and liabilities referred to in paragraph (d) above shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Person in connection with any such action or claim. Notwithstanding the provisions of this Section 7, in no event shall an Initial Purchaser be required to contribute any amount in excess of the amount by which the total discounts and commissions received by such Initial Purchaser with respect to the offering of the Securities exceeds the amount of any damages that such Initial Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Initial Purchasers’ obligations to contribute pursuant to this Section 7 are several in proportion to their respective purchase obligations hereunder and not joint.
(f)Non-Exclusive Remedies. The remedies provided for in this Section 7 are not exclusive and shall not limit any rights or remedies that may otherwise be available to any Indemnified Person at law or in equity.
8.Termination. This Agreement may be terminated in the absolute discretion of the Representatives, by notice to the Guarantor, if after the execution and delivery of this Agreement and on or prior to the Closing Date trading generally shall have been suspended or materially limited on the New York Stock Exchange or the over-the-counter market; trading of any securities issued or guaranteed by the Company or the Guarantor shall have been suspended on any exchange or in any over-the-counter market; a general moratorium on commercial banking activities shall have been declared by federal or New York State or relevant European authorities; or there shall have occurred any outbreak or escalation of hostilities or any change in financial markets or any calamity or crisis, either within or outside the United States, that, in the judgment of the Representatives, is material and adverse and makes it impracticable or inadvisable to proceed with the offering, sale or delivery, of the Securities on the terms and in the manner contemplated by this Agreement, the Time of Sale Information and the Offering Memorandum.
9.Defaulting Initial Purchaser. If, on the Closing Date, any Initial Purchaser defaults on its obligation to purchase the Securities that it has agreed to purchase hereunder, the non-defaulting Initial Purchasers may in their discretion arrange for the purchase of such Securities by other persons satisfactory to the Guarantor on the terms contained in this Agreement. If, within 36 hours after any such default by any Initial Purchaser, the non-defaulting Initial Purchasers do not arrange for the purchase of such Securities, then the Guarantor shall be entitled to a further period of 36 hours within which to procure other persons satisfactory to the non-defaulting Initial Purchasers to purchase such Securities on such terms. If other persons become obligated or agree to purchase the Securities of a defaulting Initial Purchaser, either the non-defaulting Initial Purchasers or the Guarantor may postpone the Closing Date for up to five full business days in order to effect any changes that in the opinion of U.S. counsel for the Guarantor or counsel for the Initial Purchasers may be necessary in the Time of Sale Information, the Offering Memorandum or in any other document or arrangement, and the Guarantor agrees to promptly prepare any amendment or supplement to the Time of Sale Information or the Offering Memorandum that effects any such changes. As used in this Agreement, the term “Initial Purchaser” includes, for all purposes of this Agreement unless the context otherwise requires, any person not listed in Schedule 1 hereto that, pursuant to this Section 9, purchases Securities that a defaulting Initial Purchaser agreed but failed to purchase.
(b)If, after giving effect to any arrangements for the purchase of the Securities of a defaulting Initial Purchaser or Initial Purchasers by the non-defaulting Initial Purchasers and the Guarantor as provided in paragraph (a) above, the aggregate principal amount of such Securities that remains unpurchased does not exceed one-eleventh of the aggregate principal amount of all the Securities, then the Guarantor shall have the right to require each non-defaulting Initial Purchaser to purchase the principal amount of Securities that such Initial Purchaser agreed to purchase hereunder plus such Initial Purchaser’s pro rata share (based on the principal amount of Securities that such Initial Purchaser agreed to purchase hereunder) of the Securities of such defaulting Initial Purchaser or Initial Purchasers for which such arrangements have not been made.
(c)If, after giving effect to any arrangements for the purchase of the Securities of a defaulting Initial Purchaser or Initial Purchasers by the non-defaulting Initial Purchasers and the Guarantor as provided in paragraph (a) above, the aggregate principal amount of such Securities that remains unpurchased exceeds one-eleventh of the aggregate principal amount of all the Securities, or if the Guarantor shall not exercise the right described in paragraph (b) above, then this Agreement shall terminate without liability on the part of the non-defaulting Initial Purchasers. Any termination of this Agreement pursuant to this Section 9 shall be without liability on the part of the Company or the Guarantor, except that the Company and the Guarantor will continue to be liable for the payment of expenses as set forth in Section 10 hereof and except that the provisions of Section 7 hereof shall not terminate and shall remain in effect.
(d)Nothing contained herein shall relieve a defaulting Initial Purchaser of any liability it may have to the Company, the Guarantor or any non-defaulting Initial Purchaser for damages caused by its default.
(e)For the avoidance of doubt, to the extent an Initial Purchaser’s obligation to purchase Securities hereunder constitutes a BRRD Liability (as defined herein) and such Initial Purchaser does not, at the Closing Time, purchase the full amount of the Securities that it has agreed to purchase hereunder due to the exercise by the Relevant Resolution Authority (as defined below) of its powers under the relevant Bail-in Legislation as set forth below with respect to such BRRD Liability, such Initial Purchaser shall be deemed, for all purposes of this Section 9, to have defaulted on its obligation to purchase such Securities that it has agreed to purchase hereunder but has not purchased, and this Section 9 shall remain in full force and effect with respect to the obligations of the other Initial Purchasers.
10.Payment of Expenses. Whether or not the transactions contemplated by this Agreement are consummated or this Agreement is terminated, the Company and the Guarantor, jointly and severally, agree to pay or cause to be paid all costs and expenses incident to the performance of their respective obligations hereunder, including without limitation, the costs incident to the authorization, issuance, sale, preparation and delivery of the Securities and any taxes payable in that connection; the costs incident to the preparation and printing of the Preliminary Offering Memorandum, any other Time of Sale Information, any Issuer Written Communication and the Offering Memorandum (including any amendment or supplement thereto) and the distribution thereof; the costs of reproducing and distributing each of the Transaction Documents; the fees and expenses of the Company’s and the Guarantor’s counsel and independent accountants; the fees and expenses incurred in connection with the registration or qualification and determination of eligibility for investment of the Securities under the laws of such jurisdictions as the Representatives may designate and the preparation, printing and distribution of a Blue Sky Memorandum (including the related fees and expenses of counsel for the Initial Purchasers); any fees charged by rating agencies for rating the Securities; the fees and expenses of the trustee, paying agent, transfer agent, any registrar and authenticating agent (including related fees and expenses of any counsel to such parties); all expenses associated with the approval of the Securities for book-entry transfer by Euroclear and Clearstream; and all expenses incurred by the Company in connection with any “road show” presentation to potential investors.

(b)Notwithstanding the foregoing, each Initial Purchaser agrees to pay the portion of the expenses to be borne by all Initial Purchasers as represented by such Initial Purchaser’s pro rata share (based on the proportion that the principal amount of Securities set forth opposite each Initial Purchaser’s name in Schedule 1 bears to the aggregate principal amount of Securities set forth opposite the names of all Initial Purchasers) of the Securities (with respect to each Initial Purchaser, the “Pro Rata Expenses”). Notwithstanding anything contained in the International Capital Market Association Primary Market Handbook, each Initial Purchaser hereby agrees that the Settlement Lead Manager may allocate the Pro Rata Expenses to the account of such Initial Purchaser for settlement of accounts (including payment of such Initial Purchaser’s fees by the Settlement Lead Manager) as soon as practicable but in any case no later than 90 days following the Closing Date.
(c)If this Agreement is terminated pursuant to Section 8, the Company for any reason fails to tender the Securities for delivery to the Initial Purchasers or the Initial Purchasers decline to purchase the Securities for any reason permitted under this Agreement (other than clause (iv) of Section 8), the Company and the Guarantor, jointly and severally, agree to reimburse the Initial Purchasers for all out-of-pocket costs and expenses (including the fees and expenses of their counsel) reasonably incurred by the Initial Purchasers in connection with this Agreement and the offering contemplated hereby.
11.Persons Entitled to Benefit of Agreement. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and any controlling persons referred to herein, and the affiliates, officers and directors of each Initial Purchaser referred to in Section 7 hereof. Nothing in this Agreement is intended or shall be construed to give any other person any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein. No purchaser of Securities from any Initial Purchaser shall be deemed to be a successor merely by reason of such purchase.
12.Survival. The respective indemnities, rights of contribution, representations, warranties and agreements of the Company, the Guarantor and the Initial Purchasers contained in this Agreement or made by or on behalf of the Company, the Guarantor or the Initial Purchasers pursuant to this Agreement or any certificate delivered pursuant hereto shall survive the delivery of and payment for the Securities and shall remain in full force and effect, regardless of any termination of this Agreement or any investigation made by or on behalf of the Company, the Guarantor or the Initial Purchasers.
13.Certain Defined Terms. For purposes of this Agreement, except where otherwise expressly provided, the term “affiliate” has the meaning set forth in Rule 405 under the Securities Act; the term “business day” means any day other than a day on which banks are permitted or required to be closed in New York City; the term “Exchange Act” means the Securities Exchange Act of 1934, as amended; the term “subsidiary” has the meaning set forth in Rule 405 under the Securities Act; the term “written communication” has the meaning set forth in Rule 405 under the Securities Act and the term “significant subsidiary” has the meaning set forth in Rule 1-02 of Regulation S-X under the Exchange Act.
14.Miscellaneous. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted and confirmed by any standard form of telecommunication. Notices to the Initial Purchasers shall be given to the Representatives c/o BNP Paribas, 16, boulevard des Italiens, 75009 Paris, France, Attention: Fixed Income Syndicate, Email: carly.palmer@bnpparibas.com; mary.chapman@bnpparibas.com; nicholas.hearn@us.bnpparibas.com; c/o J.P. Morgan AG, Taunustor 1 (TaunusTurm), 60310 Frankfurt am Main, Germany, Attention: Head of International Syndicate, Email: emea_syndicate@jpmorgan.com and c/o Coöperatieve Rabobank U.A., Croeselaan 18, 3521CB Utrecht, The Netherlands, Attention: Origination & Syndication/Private Placements, Tel: + 31 30 7121591, Fax: + 31 30 2918708; Email: utrecht.new.issues@rabobank.com. Notices to the Company shall be given to the Company at 4205 River Green Parkway, Duluth, Georgia 30096 (tel: + 44 247-6821234, fax: (770) 813-6599, Email: roger.batkin@agcocorp.com); Attention: Roger Batkin.
(b)Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.
(c)Submission to Jurisdiction. The Company and the Guarantor hereby submit to the exclusive jurisdiction of the U.S. federal and New York state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. The Company and the Guarantor waive any objection which it may now or hereafter have to the laying of venue of any such suit or proceeding in such courts. Each of the Company and the Guarantor agree that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon the Company and the Guarantor, as applicable, and may be enforced in any court to the jurisdiction of which the Company and the Guarantor, as applicable, is subject by a suit upon such judgment, to the extent permitted by law. The Company irrevocably appoints Corporation Service Company, located at 19 West 44th Street, Suite 200, New York, New York 10036, as its authorized agent in the Borough of Manhattan in The City of New York upon which process may be served in any such suit or proceeding, and agrees that service of process upon such authorized agent, and written notice of such service to the Company by the person serving the same to the address provided in this Section 14, shall be deemed in every respect effective service of process upon the Company in any such suit or proceeding. The Company hereby represents and warrants that such authorized agent has accepted such appointment and has agreed to act as such authorized agent for service of process. The Company further agrees to take any and all action as may be necessary to maintain such designation and appointment of such authorized agent in full force and effect for a period of seven years from the date of this Agreement.
(d)USA PATRIOT Act. In accordance with the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Initial

Purchasers are required to obtain, verify and record information that identifies their respective clients, including the Company and the Guarantor, which information may include the name and address of their respective clients, as well as other information that will allow the Initial Purchasers to properly identify their respective clients.
(e)Waiver of Jury Trial. Each of the parties hereto hereby waives any right to trial by jury in any suit or proceeding arising out of or relating to this Agreement.
(f)Judgment Currency. The Company and the Guarantor, jointly and severally, agree to indemnify each Initial Purchaser, its directors, officers, affiliates and each person, if any, who controls such Initial Purchaser within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, against any loss incurred by such Initial Purchaser as a result of any judgment or order being given or made for any amount due hereunder and such judgment or order being expressed and paid in a currency (the “judgment currency”) other than U.S. dollars and as a result of any variation as between (i) the rate of exchange at which the U.S. dollar amount is converted into the judgment currency for the purpose of such judgment or order, and (ii) the rate of exchange at which such indemnified person is able to purchase U.S. dollars with the amount of the judgment currency actually received by the indemnified person. The foregoing indemnity shall constitute a separate and independent obligation of the Company and the Guarantor and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of, or conversion into, the relevant currency.
(g)Counterparts. This Agreement may be signed in counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which shall be an original and all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
(h)Amendments or Waivers. No amendment or waiver of any provision of this Agreement, nor any consent or approval to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by the parties hereto.
(i)Headings. The headings herein are included for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.
15.Contractual Recognition of Bail-In (EEA). Notwithstanding and to the exclusion of any other term of this Agreement or any other agreements, arrangements or understanding among the parties to this Agreement, each of the parties to this Agreement acknowledges and accepts that a BRRD Liability arising under this Agreement may be subject to the exercise of Bail-in Powers by the Relevant Resolution Authority and acknowledges, accepts and agrees to be bound by:
(i)the effect of the exercise of Bail-in Powers by the Relevant Resolution Authority in relation to any BRRD Liability of the Initial Purchasers to the Company or the Guarantor under this Agreement, which (without limitation) may include and result in any of the following or some combination thereof: (w) the reduction of all, or a portion, of the BRRD Liability or outstanding amounts due thereon; (x) the conversion of all, or a portion, of the BRRD Liability into shares, other securities or other obligations of the Initial Purchasers or another person (and the issue to or conferral on the Company or the Guarantor of such shares, securities or obligations); (y) the cancellation of the BRRD Liability; and/or (z) the amendment or alteration of any interest, if applicable, thereon, the maturity or the dates on which any payments are due, including by suspending payment for a temporary period; and
(ii)the variation of the terms of this Agreement, as deemed necessary by the Relevant Resolution Authority, to give effect to the exercise of Bail-in Powers by the Relevant Resolution Authority.
As used in this Section 15,
“Bail-in Legislation” means in relation to a member state of the European Economic Area which has implemented, or which at any time implements, the BRRD, the relevant implementing law, regulation, rule or requirement as described in the EU Bail-in Legislation Schedule from time to time.
“Bail-in Powers” means any Write-down and Conversion Powers as defined in the EU Bail-in Legislation Schedule in relation to the relevant Bail-in Legislation.
“BRRD” means Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.
“BRRD Liability” means a liability in respect of which the relevant Write Down and Conversion Powers in the applicable Bail-in Legislation may be exercised.
“EU Bail-in Legislation Schedule” means the document described as such, then in effect, and published by the Loan Market Association (or any successor person) from time to time at http://www.lma.eu.com/pages.aspx?p=499.
“Relevant Resolution Authority” means the resolution authority with the ability to exercise any Bail-in Powers in relation to the Initial Purchasers.
16.Contractual Recognition of Bail-In (UK). Notwithstanding and to the exclusion of any other term of this Agreement or any other agreements, arrangements or understanding among the parties to this Agreement, each of the parties to this Agreement acknowledges and accepts that a UK Bail-in Liability arising under this Agreement may be subject to the exercise of

UK Bail-in Powers by the relevant United Kingdom (“UK”) resolution authority, and acknowledges, accepts and agrees to be bound by:
(a)effect of the exercise of UK Bail-in Powers by the relevant UK resolution authority in relation to any UK Bail-in Liability of the Initial Purchasers to the Company or the Guarantor under this Agreement, which (without limitation) may include and result in any of the following or some combination thereof: (w) the reduction of all, or a portion, of the UK Bail-in Liability or outstanding amounts due thereon; (x) the conversion of all, or a portion, of the UK Bail-in Liability into shares, other securities or other obligations of the Initial Purchasers or another person (and the issue to or conferral on the Company or the Guarantor of such shares, securities or obligations); (y) the cancellation of the UK Bail-in Liability; and/or (z) the amendment or alteration of any interest, if applicable, thereon, the maturity or the dates on which any payments are due, including by suspending payment for a temporary period; and
(b)the variation of the terms of this Agreement, as deemed necessary by the relevant UK resolution authority, to give effect to the exercise of UK Bail-in Powers by the relevant UK resolution authority.
As used in this Section 16:
“UK Bail-in Legislation” means Part I of the UK Banking Act 2009 and any other law or regulation applicable in the UK relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).
“UK Bail-in Liability” means a liability in respect of which the UK Bail-in Powers may be exercised.
“UK Bail-in Powers” means the powers under the UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or affiliate of a bank or investment firm, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability.
17.Recognition of U.S. Special Resolution Regimes. In the event that any Initial Purchaser that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Initial Purchaser of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States. In the event that any Initial Purchaser that is a Covered Entity or a BHC Act Affiliate of such Initial Purchaser becomes subject to a proceeding under a U.S. Special Resolution

Regime, Default Rights under this Agreement that may be exercised against such Initial Purchaser are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.
As used in this Section 17:
“BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).
“Covered Entity” means any of the following:
a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.
18.Agreement Among Initial Purchasers. The execution of this Agreement by each Initial Purchaser constitutes the acceptance of each Initial Purchaser of the ICMA Agreement Among Managers Version 1/New York Schedule, subject to any amendment notified to the Initial Purchasers in writing at any time prior to the execution of this Agreement. References to the “Managers” shall be deemed to refer to the Initial Purchasers, references to the “Lead Manager” shall be deemed to refer to each of the Representatives and references to “Settlement Lead Manager” shall be deemed to refer to BNP Paribas. As applicable to the Initial Purchasers, Clause 3 of the ICMA Agreement Among Managers Version 1/New York Schedule shall be deemed to be deleted in its entirety and replaced with Section 9 of this Agreement.
19.Manufacturer Acknowledgement (EEA). Solely for the purposes of the requirements of Article 9(8) of the MiFID Product Governance rules under EU Delegated Directive 2017/593 (the “EU MiFID Product Governance Rules”) regarding the mutual responsibilities of manufacturers under the EU MiFID Product Governance Rules:
(a)Each of J.P. Morgan AG and Coöperatieve Rabobank U.A. (each a “EU Manufacturer”) acknowledges that it understands the responsibilities conferred upon it under the EU MiFID Product Governance Rules relating to each of the product approval process, the target market and the proposed distribution channels as applying to the

Securities and the related information set out in the Offering Memorandum and announcements in connection with the Securities; and
(b)the other Initial Purchasers (other than those not subject to the EU MiFID Product Governance Rules) and the Company and the Guarantor note the application of the EU MiFID Product Governance Rules and acknowledge the target market and distribution channels identified as applying to the Securities by the EU Manufacturer and the related information set out in the Offering Memorandum and announcements in connection with the Securities.
20.Manufacturer Acknowledgement (UK). Solely for the purposes of the requirements of 3.2.7R of the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) regarding the mutual responsibilities of manufacturers under the UK MiFIR Product Governance Rules:
a)BNP Paribas (the “UK Manufacturer”) acknowledges that it understands the responsibilities conferred upon it under the UK MiFIR Product Governance Rules relating to each of the product approval process, the target market and the proposed distribution channels as applying to the Securities and the related information set out in the Offering Memorandum and announcements in connection with the Securities;
b)and the other Initial Purchasers (other than those not subject to the UK MiFIR Product Governance Rules) and the Company and the Guarantor note the application of the UK MiFIR Product Governance Rules and acknowledge the target market and distribution channels identified as applying to the Securities by the UK Manufacturer and the related information set out in the Offering Memorandum and announcements in connection with the Securities.
21.Stabilization. The Company and the Guarantor hereby authorizes BNP Paribas as the “Stabilizing Manager” to make adequate public disclosure regarding stabilization of the information required in relation to such stabilization by Regulation (EU) 596/2014 and Commission Delegated Regulation (EU) 2016/1052 (including in each case such regulation as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018), and by the price stabilizing rules of the UK Financial Conduct Authority. The Stabilizing Manager for its own account may, to the extent permitted by applicable laws and directives, over-allot and effect transactions with a view to supporting the market price of the Securities at a level higher than that which might otherwise prevail, but in doing so the Stabilizing Manager shall act as principal and not as agent of the Company or the Guarantor and any loss resulting from overallotment and stabilization shall be borne, and any profit arising therefrom shall be beneficially retained, by the Stabilizing Manager. However, there is no assurance that the Stabilizing Manager (or persons acting on behalf of the Stabilizing Manager) will undertake any stabilization action. Nothing contained in this paragraph shall be construed so as to require the Company or the Guarantor to issue in excess of the aggregate principal amount of Securities specified in Schedule 1 hereto. Such stabilization, if commenced, may be discontinued at any time and shall be conducted by the Stabilizing Manager in accordance with all applicable laws and directives.

The Stabilizing Manager is hereby appointed to act as central point responsible for the public disclosure requirements referred to in paragraphs 1, 2 and 3 of Article 6 of the Commission Delegated Regulation (EU) No. 2016/1052 and for handling any request from any of the competent authorities referred to in paragraph 4 therein.
[Signature Pages Follow]

If the foregoing is in accordance with your understanding, please indicate your acceptance of this Agreement by signing in the space provided below.

Very truly yours, AGCO INTERNATIONAL HOLDINGS B.V., as Company
By:	/s/ Roger N. Batkin
Name: Roger N. Batkin Title: Director

By:	/s/ Adam Frost
Name: Adam Frost Title: Director

[Signature Page to Purchase Agreement]

If the foregoing is in accordance with your understanding, please indicate your acceptance of this Agreement by signing in the space provided below.

Very truly yours, AGCO CORPORATION, as Guarantor
By:	/s/ Andrew H. Beck
Name: Andrew H. Beck Title: Senior Vice President and Chief Financial Officer
[Signature Page to Purchase Agreement]

Accepted on the date first written above BNP Paribas
By:	/s/ Katie Ahern
Name: Katie Ahern Title: Authorized Signatory

By:	/s/ Hugh Pryse-Davies
Name: Hugh Pryse-Davies Title: Authorized Signatory

[Signature Page to Purchase Agreement]

Accepted on the date first written above J.P. Morgan AG
By:	/s/ Rishik Arya
Name: Rishik Arya Title: Authorized Signatory

[Signature Page to Purchase Agreement]

Accepted on the date first written above Coöperatieve Rabobank U.A.
By:	/s/ Othmar ter Waarbeek
Name: Othmar ter Waarbeek Title: Authorized Signatory

By:	/s/ J. Reijnders
Name: J. Reijnders Title: Authorized Signatory

[Signature Page to Purchase Agreement]

Accepted on the date first written above TD Global Finance Unlimited Company
By:	/s/ Frances Watson
Name: Frances Watson Title: Authorized Signatory

[Signature Page to Purchase Agreement]

Accepted on the date first written above HSBC Securities (USA) Inc.
By:	/s/ Alexei Remizov
Name: Alexei Remizov Title: Managing Director

[Signature Page to Purchase Agreement]

Accepted on the date first written above MUFG Securities (Europe) N.V.
By:	/s/ Yashima Akanuma
Name: Yashima Akanuma Title: Authorized Signatory

[Signature Page to Purchase Agreement]

Accepted on the date first written above PNC Capital Markets LLC
By:	/s/ Valerie Shadeck
Name: Valerie Shadeck Title: Authorized Signatory

[Signature Page to Purchase Agreement]

Accepted on the date first written above Academy Securities, Inc.
By:	/s/ Michael Boyd
Name: Michael Boyd Title: Chief Compliance Officer

[Signature Page to Purchase Agreement]

Accepted on the date first written above Standard Chartered Bank
By:	/s/ Rajan Bagri
Name: Rajan Bagri Title: Managing Director, Head, FIG Capital Markets – Europe & Americas

[Signature Page to Purchase Agreement]

Accepted on the date first written above Truist Securities, Inc.
By:	/s/ Rob Nordlinger
Name: Rob Nordlinger Title: Authorized Signatory

[Signature Page to Purchase Agreement]

Accepted on the date first written above UniCredit Bank AG
By:	/s/ S. Hohenester
Name: S. Hohenester Title: Director

By:	/s/ Maximilian C. Hagendorff
Name: Maximilian C. Hagendorff Title: Associate Director, DCM
[Signature Page to Purchase Agreement]

Schedule 1

Initial Purchaser	Principal Amount
BNP Paribas	€ 132,000,000
J.P. Morgan AG	€ 132,000,000
Coöperatieve Rabobank U.A.	€ 132,000,000
TD Global Finance unlimited company	€ 66,000,000
HSBC Securities (USA) Inc.	€ 30,000,000
MUFG Securities (Europe) N.V.	€ 30,000,000
PNC Capital Markets LLC	€ 30,000,000
Academy Securities, Inc.	€ 12,000,000
Standard Chartered Bank	€ 12,000,000
Truist Securities, Inc.	€ 12,000,000
UniCredit Bank AG	€ 12,000,000
Total:	€ 600,000,000

Sch 1-1